May 1, 2018

WAIVER LETTER

AMG Funds II (the “Trust”)

600 Steamboat Road, Suite 300

Greenwich, Connecticut 06830

Re:	Investment Management Fee Waiver

Ladies and Gentlemen:

This Waiver Letter documents an undertaking by AMG Funds LLC (the “Adviser”) to waive a portion of its investment management fee charged to AMG Managers Amundi Intermediate Government Fund, a series of the Trust (the “Fund”), under a Fund Management Agreement between the Adviser and the Trust dated as of August 1, 2000, and as amended through the date hereof (the “Fund Management Agreement”).

Effective as of May 1, 2018, and until at least May 1, 2019, the Adviser hereby undertakes to waive a portion of the investment management fee it charges to the Fund under the Fund Management Agreement, such that the investment management fee, expressed as a percentage of the average daily net assets of the Fund, that is charged to the Fund is limited to an annual rate of 0.43%.

This Waiver Letter shall terminate: (i) in the event the Adviser ceases to be the investment adviser of the Fund; (ii) upon mutual agreement between the Adviser and the Trust’s Board of Trustees; or (iii) in the event of the Fund’s liquidation unless the Fund is reorganized or is a party to a merger in which the surviving entity is successor to the accounting and performance information of the Fund. The term “Adviser” as used throughout this Waiver Letter shall include any entity that is the successor to the assets and liabilities of AMG Funds LLC that is the future investment adviser of the Fund and to whom the Waiver Letter is assigned. The term “Fund” as used throughout this Waiver Letter shall include any entity into which AMG Managers Amundi Intermediate Government Fund is reorganized and which is the successor to the accounting and performance information of AMG Managers Amundi Intermediate Government Fund.

A copy of the Amended and Restated Declaration of Trust of the Trust is on file with the Secretary of The Commonwealth of Massachusetts and notice is hereby given that this instrument is executed on behalf of the Trust by an officer or trustee of the Trust in his or her capacity as an officer or trustee of the Trust and not individually and that the obligations of or arising out of this instrument are not binding on any of the trustees, officers or shareholders individually, but are binding only upon the assets or property of the Trust or the Fund.

Sincerely,

AMG FUNDS LLC

By: _______________________________
Name: Keitha L. Kinne Title: Chief Operating Officer Date: May 1, 2018

ACKNOWLEDGED AND ACCEPTED

AMG FUNDS II

By: ________________________________
Name: Thomas Disbrow Title: Treasurer, Chief Financial Officer, and Principal Financial Officer Date: May 1, 2018